UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                           Matrix Pharmaceutical, Inc.
- --------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, Par Value $0.01 Per Share
- --------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   576844 10 4
- --------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                  Harry T. Rein
                                 Canaan Partners
                               105 Rowayton Avenue
                               Rowayton, CT 06853
                                 (203) 855-0400
- --------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                 April 29, 1996
                       ------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                                    Page 1 of 32
                                                Exhibit Index located at Page 28



                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   2     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Partners, L.P., a Delaware limited partnership ("Canaan Capital Partners")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                        (a) [ ]
                                                                                                                    (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Limited  Partnership and Canaan Capital Offshore Limited Partnership C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF                  ----------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    40,859 shares of Common Stock (See Item 5)
    EACH                   ------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              40,859 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           40,859 shares of Common Stock  (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                                     SCHEDULE 13D



- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   3     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Capital
           Offshore Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Capital Offshore Limited Partnership C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Corporation
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    36,497 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              36,497 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           36,497 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   4     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Management Limited Partnership, a Delaware Limited Partnership ("Canaan Capital
           Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Limited  Partnership and Canaan Capital Offshore Limited Partnership C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    40,859 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              40,859 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           40,859 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   5     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles Limited Partnership
           ("Canaan Capital Offshore")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Offshore
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              36,497 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    4,362 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      36,497 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              4,362 shares of Common Stock  (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           40,859 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   6     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Limited Partnership, a Delaware Limited Partnership ("Canaan Capital, L.P.")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital, L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              4,362 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    36,497 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      4,362 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              36,497 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           40,859 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   7     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan S.B.I.C. Partners, L.P., a Delaware Limited Partnership ("Canaan S.B.I.C. Partners")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan S.B.I.C., L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    84,141 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              84,141 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           84,141 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   8     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan  S.B.I.C.,  L.P.,  a  Delaware  Limited  Partnership  ("Canaan S.B.I.C., L.P.)
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan S.B.I.C., L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              84,141 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    0 shares (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      84,141 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              0 shares (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           84,141 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   9     OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Venture Partners, L.P., a Delaware Limited Partnership ("Canaan Venture Partners")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore Limited Partnership, C.V. and Canaan Venture Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    738,503 shares Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              738,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           738,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.1% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   10    OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Offshore
           Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore Limited Partnership, C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Corporation
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    520,644 shares Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              520,644 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           520,644 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.9% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   11    OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Management Limited Partnership, a Delaware Limited Partnership ("Canaan Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore Limited Partnership, C.V. and Canaan Venture Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    738,503 shares Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              738,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           738,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.1% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   12    OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Venture Offshore Limited Partnership, C.V., a Netherlands Antilles Limited Partnership
           ("Canaan Venture Offshore")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              520,644 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    217,859 shares Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      520,644 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              217,859 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           738,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.1% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   13    OF  32  PAGES
          ----------------------------------------                                   -------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Venture Limited Partnership, a Delaware Limited Partnership ("Canaan Venture, L.P.")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture, L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              217,859 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    520,644 shares Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      217,859 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              520,644 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           738,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.1% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    14    OF  32  PAGES
          ----------------------------------------                                   --------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harry T. Rein
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Offshore,  Canaan Capital L.P., Canaan S.B.I.C., L.P., Canaan Venture
           Offshore and Canaan Venture L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    863,503 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.8% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    15    OF  32  PAGES
          ----------------------------------------                                   --------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James J. Fitzpatrick
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore,  Canaan Capital L.P., Canaan S.B.I.C., L.P., Canaan Venture
           Offshore and Canaan Venture L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    863,503 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.8% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    16    OF  32  PAGES
          ----------------------------------------                                   --------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stephen L. Green
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    125,000 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              125,000 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           125,000 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    17    OF  32  PAGES
          ----------------------------------------                                   --------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gregory Kopchinsky
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore,  Canaan Capital L.P., Canaan S.B.I.C., L.P., Canaan Venture
           Offshore and Canaan Venture L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    863,503 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.8% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    18    OF  32  PAGES
          ----------------------------------------                                   --------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert J. Migliorino
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore,  Canaan Capital L.P., Canaan S.B.I.C., L.P.,  Canaan Venture
           Offshore and Canaan Venture L.P. (with respect to Common Stock reported in Rows 8 and 10 below) and PF (with respect to Common Stock reported in Rows 7 and 9 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              8,000 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    863,503 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      8,000 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           871,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.9% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    19    OF  32  PAGES
          ----------------------------------------                                   --------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Deepak Kamra
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Offshore,  Canaan Capital L.P., Canaan S.B.I.C., L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    125,000 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              125,000 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           125,000 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    20    OF  32  PAGES
          ----------------------------------------                                   --------    ----
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Eric A. Young
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [x]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore,  Canaan Capital L.P., Canaan S.B.I.C., L.P., Canaan Venture
           Offshore and Canaan Venture L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    863,503 shares of Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,503 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.8% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



          ITEM 2.  IDENTITY  AND  BACKGROUND.

          The response to Item 2 is hereby amended by deleting the responses to paragraph (b) - (c) (for Canaan Capital Partners only) and paragraph (f) thereof and inserting the following in its place:

           CANAAN CAPITAL PARTNERS

           (b) - (c) Canaan Capital Partners' principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan Capital Partners' principal business is to serve as the general partner of Canaan Capital Management. The general partners of Canaan Capital Partners and their respective business addresses and principal occupations are as follows:

GENERAL PARTNER                      ADDRESS                      OCCUPATION
- ---------------                      -------                      ----------
Harry T. Rein                  105 Rowayton Avenue            General Partner of
                               Rowayton, CT  06853            Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

James J. Fitzpatrick           105 Rowayton Avenue            General Partner of
                               Rowayton, CT  06853            Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

Stephen L. Green               105 Rowayton Avenue            General Partner of
                               Rowayton, CT  06853            Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

Gregory Kopchinsky             105 Rowayton Avenue            General Partner of
                               Rowayton, CT  06853            Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

Robert J. Migliorino           105 Rowayton Avenue            General Partner of
                               Rowayton, CT  06853            Canaan Capital and
                                                              Partners and other
                                                              venture capital
                                                              partnerships

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D




GENERAL PARTNER                    ADDRESS                     OCCUPATION
- ---------------                    -------                     ----------

Deepak Kamra                    2884 Sand Hill Road           General Partner of
                                Suite 115                     Canaan Capital
                                Menlo Park, CA  94025         Partners and other
                                                              venture capital
                                                              partnerships

Eric A. Young                   2884 Sand Hill Road           General Partner of
                                Suite 115                     Canaan Capital
                                Menlo Park, CA  94025         Partners and other
                                                              venture capital
                                                              partnerships

           (f) All of the persons identified in this Item 2 are citizens of the United States of America.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           The response to Item 5 is hereby amended by deleting the responses to paragraphs (a), (b) and (c) thereof and inserting the following in its place:

           (a) Reporting Persons currently hold 863,503 shares of Common Stock constituting approximately 4.8% of the outstanding shares of Common Stock (on the basis of 17,896,742 shares of Common Stock outstanding as of March 31, 1996 according to information provided by the Issuer in its Quarterly Report on Form 10-Q).

           (b)-(c) Each of the Reporting Persons shares with the other Reporting Persons the sole power to vote or direct the vote of, and the sole power to dispose of direct the disposition of, Shares owned by Canaan Capital Partners L.P., Canaan Capital Management Limited Partnership, Canaan Capital Offshore Limited Partnership, C.V., Canaan Capital Limited Partners, Canaan S.B.I.C. Partners, L.P., Canaan S.B.I.C., L.P., Canaan Venture Partners L.P., Canaan Offshore Management, N.V., Canaan Management Limited Partnership, Canaan Venture Offshore Limited Partnership, C.V. and Canaan Venture Limited Partnership.

           The response to Item 5(e) is amended by deleting the entire text thereof and inserting in lieu thereof:

           (e) On April 29, 1996, the Reporting Persons ceased to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Issuer.

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D



ITEM 7.    MATERIALS TO BE FILED AS EXHIBITS.

           The following document is filed as an exhibit:

           1. Agreement of Joint Filing.

                                    SIGNATURE



           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:  May __, 1996          CANAAN VENTURE LIMITED PARTNERSHIP

                              By: Canaan Management Limited Partnership, Its General Partner

                              By:      Canaan Venture Partners L.P.,
                                       Its General Partner


                              By:
                                       ----------------------------------------
                                       Guy M. Russo
                                       Attorney-in-Fact


                              CANAAN VENTURE OFFSHORE LIMITED
                              PARTNERSHIP, C.V.

                              By: Canaan Management Limited Partnership, Its General Partner

                              By:      Canaan Venture Partners L.P.,
                                       Its General Partner


                              By:
                                       -----------------------------------------
                                       Guy M. Russo
                                       Attorney-in-Fact


                              CANAAN MANAGEMENT LIMITED
                              PARTNERSHIP

                              By:      Canaan Venture Partners L.P.,
                                       Its General Partner


                              By:
                                       -----------------------------------------
                                       Guy M. Russo
                                       General Partner

                         CANAAN OFFSHORE MANAGEMENT, N.V.


                         By:
                                  ----------------------------------------
                                  President


                         CANAAN VENTURE PARTNERS L.P.


                         By:
                                  -----------------------------------------
                                  Attorney-in-Fact


                         CANAAN CAPITAL LIMITED PARTNERSHIP

                         By:      Canaan Capital Management Limited
                                  Partnership, General Partner

                         By:      Canaan Capital Partners L.P., General Partner


                         By:
                                  -----------------------------------------
                                  Guy M. Russo
                                  Attorney-in-Fact


                         CANAAN CAPITAL OFFSHORE LIMITED
                         PARTNERSHIP C.V.

                         By:      Canaan Capital Management Limited
                                  Partnership, General Partner

                         By:      Canaan Capital Partners L.P., General Partner


                         By:
                                  ------------------------------------------
                                  Guy M. Russo
                                  Attorney-in-Fact

                         CANAAN CAPITAL MANAGEMENT LIMITED
                         PARTNERSHI

                         By:    Canaan Capital Partners L.P., General Partner


                         By:
                                ------------------------------------------
                                Guy M. Russo
                                Attorney-in-Fact


                         CANAAN CAPITAL PARTNERS L.P.


                         By:
                                ------------------------------------------
                                Guy M. Russo
                                Attorney-in-Fact


                         CANAAN S.B.I.C., L.P.

                         By:    Canaan S.B.I.C. Partners, L.P., General Partner


                         By:
                                ------------------------------------------
                                Guy M. Russo
                                Attorney-in-Fact


                          CANAAN S.B.I.C. PARTNERS, L.P.


                          By:
                                 ------------------------------------------
                                 Guy M. Russo
                                 Attorney-in-Fact

                           HARRY T. REIN
                           JAMES J. FITZPATRICK
                           STEPHEN L. GREEN
                           GREGORY KOPCHINSKY
                           ROBERT J. MIGLIORINO
                           DEEPAK KAMRA
                           ERIC A. YOUNG


                           By:
                                  ------------------------------------------
                                  Guy M. Russo
                                  Attorney-in-Fact

                                  EXHIBIT INDEX



                                                                          PAGE
                                                                          ----

1.       Agreement of Joint Filing.                                        29

                                    EXHIBIT 2


                            Agreement of Joint Filing



                  The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to Common Stock of Matrix Pharmaceutical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13D.

                  This Agreement and the filing of the Schedule 13D shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13d of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

Date:  May __, 1996             CANAAN VENTURE LIMITED PARTNERSHIP

                                By: Canaan Management Limited Partnership, Its General Partner

                                By:      Canaan Venture Partners L.P.,
                                         Its General Partner


                                By:
                                         ---------------------------------------
                                         Guy M. Russo
                                         Attorney-in-Fact


                                CANAAN VENTURE OFFSHORE LIMITED
                                PARTNERSHIP, C.V.

                                By: Canaan Management Limited Partnership, Its General Partner

                                By:      Canaan Venture Partners L.P.,
                                         Its General Partner


                                By:
                                         ---------------------------------------
                                         Guy M. Russo
                                         Attorney-in-Fact

                         CANAAN MANAGEMENT LIMITED
                         PARTNERSHIP

                         By:      Canaan Venture Partners L.P.,
                                  Its General Partner


                         By:
                                  ------------------------------------------
                                  Guy M. Russo
                                  Attorney-in-Fact


                         CANAAN OFFSHORE MANAGEMENT, N.V.


                         By:
                                  ------------------------------------------
                                  President


                         CANAAN VENTURE PARTNERS L.P.


                         By:
                                  ------------------------------------------
                                  Attorney-in-Fact


                         CANAAN CAPITAL LIMITED PARTNERSHIP

                         By:      Canaan Capital Management Limited
                                  Partnership, General Partner

                         By:      Canaan Capital Partners L.P., General Partner


                         By:
                                  ------------------------------------------
                                  Guy M. Russo
                                  Attorney-in-Fact

                       CANAAN CAPITAL OFFSHORE LIMITED
                       PARTNERSHIP C.V.

                       By:      Canaan Capital Management Limited
                                Partnership, General Partner

                       By:      Canaan Capital Partners L.P., General Partner


                       By:
                                ------------------------------------------
                                Guy M. Russo
                                Attorney-in-Fact


                       CANAAN CAPITAL MANAGEMENT LIMITED
                       PARTNERSHIP

                       By:      Canaan Capital Partners L.P., General Partner


                       By:
                                ------------------------------------------
                                Guy M. Russo
                                Attorney-in-Fact


                       CANAAN CAPITAL PARTNERS L.P.


                       By:
                                ------------------------------------------
                                Guy M. Russo
                                Attorney-in-Fact


                       CANAAN S.B.I.C., L.P.

                       By:      Canaan S.B.I.C. Partners, L.P., General Partner


                       By:
                                ------------------------------------------
                                Guy M. Russo
                                Attorney-in-Fact

                          CANAAN S.B.I.C. PARTNERS, L.P.


                          By:
                                   ------------------------------------------
                                   Guy M. Russo
                                   Attorney-in-Fact


                          HARRY T. REIN
                          JAMES J. FITZPATRICK
                          STEPHEN L. GREEN
                          GREGORY KOPCHINSKY
                          ROBERT J. MIGLIORINO
                          DEEPAK KAMRA
                          ERIC A. YOUNG


                          By:
                                   ------------------------------------------
                                   Guy M. Russo
                                   Attorney-in-Fact

 (415) 496-2794

                                  June 5, 1996




VIA FEDERAL EXPRESS

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re: SCHEDULE 13D REGARDING OWNERSHIP OF MATRIX PHARMACEUTICAL, INC. COMMON STOCK BY CANAAN CAPITAL PARTNERS L.P., CANAAN CAPITAL MANAGEMENT LIMITED
                           PARTNERSHIP,    CANAAN   CAPITAL   OFFSHORE   LIMITED
                           PARTNERSHIP, C.V., CANAAN CAPITAL LIMITED PARTNERSHIP, CANAAN S.B.I.C. PARTNERS, L.P., CANAAN S.B.I.C., L.P., CANAAN VENTURE PARTNERS L.P., CANAAN OFFSHORE MANAGEMENT, N.V., CANAAN MANAGEMENT LIMITED PARTNERSHIP, CANAAN VENTURE OFFSHORE LIMITED
                           PARTNERSHIP, C.V., CANAAN VENTURE LIMITED PARTNERSHIP, AND CERTAIN INDIVIDUALS (COLLECTIVELY, THE "REPORTING PERSONS")

Ladies and Gentlemen:

                  On behalf of the Reporting Persons named above, enclosed for filing pursuant to the Securities Exchange Act of 1934, as amended (the "Act") and Rule 13d-1 thereunder, are six copies, including all exhibits, one of which has been manually signed and sequentially numbered, of a Statement on Schedule 13D (the "Statement") relating to shares of Common Stock of Matrix Pharmaceutical, Inc., a Delaware corporation (the "Issuer"). Also enclosed is a certified check payable to the SEC for the $100.00 filing fee pursuant to Rule 13d-7 under the Act.

                  Please acknowledge receipt of the enclosed Schedule 13D by stamping as received the enclosed copy of this letter and returning it in the self-addressed, postage-paid envelope provided for your convenience.

Securities and Exchange                                            June 5, 1996
Commission                                                               Page 2





                  Please feel free to call me at the above number or J. Stephan Dolezalek at (415) 496-2842 if you have any questions.

                                Very truly yours,


                                 Lisa A. Sobrato

LAS:jm
Enclosures
cc:      National Association of Securities Dealers, Inc.
         Matrix Pharmaceutical, Inc. (via Certified Mail)
         Mr. Guy M. Russo
         John M. Hession, Esq.
         J. Stephan Dolezalek, Esq.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                           Matrix Pharmaceutical, Inc.
- -------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, Par Value $0.01 Per Share
- -------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   576844 10 4
                    ----------------------------------------
                                 (CUSIP NUMBER)

                                 Alan E. Salzman
                          Canaan Capital Partners, L.P.
                               2884 Sand Hill Road
                                    Suite 115
                          Menlo Park, California 94025
                                 (415) 854-8092

- -------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                December 24, 1994
                  --------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [X]

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                                   Page 1 of 119
                                                Exhibit Index located at Page 48



                                                        SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   2     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Partners, L.P., a Delaware limited partnership ("Canaan Capital Partners")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Limited  Partnership and Canaan Capital Offshore Limited Partnership C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  1,349  shares of Series A Preferred  Stock  convertible  into 134,900 shares of
  OWNED BY                    Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              1,349  shares of Series A Preferred  Stock  convertible  into 134,900 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,349 shares of Series A Preferred Stock convertible into 134,900 shares of Common Stock  (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.2% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   3     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Capital
           Offshore Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Capital Offshore Limited Partnership C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Corporation
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  1,205  shares of Series A Preferred  Stock  convertible  into 120,500 shares of
  OWNED BY                    Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              1,205  shares of Series A Preferred  Stock  convertible  into 120,500 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,205 shares of Series A Preferred Stock convertible into 120,500 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.1% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   4     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Management Limited Partnership, a Delaware Limited Partnership ("Canaan Capital
           Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Limited  Partnership and Canaan Capital Offshore Limited Partnership C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  1,349  shares of Series A Preferred  Stock  convertible  into 134,900 shares of
  OWNED BY                    Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              1,349  shares of Series A Preferred  Stock  convertible  into 134,900 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,349 shares of Series A Preferred Stock convertible into 134,900 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.2% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   5     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles Limited Partnership
           ("Canaan Capital Offshore")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital Offshore
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER
                              1,205  shares of Series A Preferred  Stock  convertible  into 120,500 shares of
                              Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  144 shares of Series A Preferred Stock convertible into 14,400 shares of Common
  OWNED BY                    Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON                     1,205  shares of Series A Preferred  Stock  convertible  into 120,500 shares of
    WITH                      Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              144 shares of Series A Preferred Stock convertible into 14,400 shares of Common
                              Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,349 shares of Series A Preferred Stock convertible into 134,900 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]



- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.2% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   6     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Capital Limited Partnership, a Delaware Limited Partnership ("Canaan Capital, L.P.")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Capital, L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER
                              144 shares of Series A Preferred Stock convertible into 14,400 shares of Common
                              Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  1,205  shares of Series A Preferred  Stock  convertible  into 120,500 shares of
  OWNED BY                    Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON                     144 shares of Series A Preferred Stock convertible into 14,400 shares of Common
    WITH                      Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              1,205  shares of Series A Preferred  Stock  convertible  into 120,500 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,349 shares of Series A Preferred Stock convertible into 134,900 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]

- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.2% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   7     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan S.B.I.C. Partners, L.P., a Delaware Limited Partnership ("Canaan S.B.I.C. Partners")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan S.B.I.C., L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  2,778  shares of Series A Preferred  Stock  convertible  into 277,800 shares of
  OWNED BY                    Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              2,778  shares of Series A Preferred  Stock  convertible  into 277,800 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,778  shares of Series A Preferred  Stock  convertible  into 277,800 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.5% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   8     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan  S.B.I.C.,  L.P.,  a  Delaware  Limited  Partnership  ("Canaan S.B.I.C., L.P.)
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan S.B.I.C., L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER
                              2,778  shares of Series A Preferred  Stock  convertible  into 277,800 shares of
                              Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    0 shares (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON                     2,778  shares of Series A Preferred  Stock  convertible  into 277,800  shares of
    WITH                      Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                              0 shares (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,778  shares of Series A Preferred  Stock  convertible  into 277,800 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.5% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   9     OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Venture Partners, L.P., a Delaware Limited Partnership ("Canaan Venture Partners")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore Limited Partnership, C.V. and Canaan Venture Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  734,693  shares Common Stock and warrants to purchase 3,810 shares of Common
  OWNED BY                    Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              734,693  shares of Common Stock and warrants to purchase 3,810 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           734,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.9% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D



- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   10    OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Offshore
           Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore Limited Partnership, C.V.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Corporation
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  517,958  shares Common Stock and warrants to purchase 2,686 shares of Common
  OWNED BY                    Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              517,958  shares of Common Stock and warrants to purchase 2,686 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.9% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   11    OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Management Limited Partnership, a Delaware Limited Partnership  ("Canaan Management")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore Limited Partnership, C.V. and Canaan Venture Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  734,693  shares Common Stock and warrants to purchase 3,810 shares of Common
  OWNED BY                    Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              734,693  shares of Common Stock and warrants to purchase 3,810 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           734,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.9% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   12    OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Venture Offshore Limited Partnership, C.V., a Netherlands Antilles Limited Partnership
           ("Canaan Venture Offshore")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture Offshore
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER
                              517,958  shares of Common Stock and warrants to purchase 2,686 shares of
                              Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  216,735  shares Common Stock and warrants to purchase 1,124 shares of Common
  OWNED BY                    Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON                     517,958  shares of Common Stock and warrants to purchase 2,686 shares of
    WITH                      Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              216,735  shares of Common Stock and warrants to purchase 1,124 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           734,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.9% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE   13    OF   119   PAGES
          ----------------------------------------                                   -------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Venture Limited Partnership, a Delaware Limited Partnership ("Canaan Venture, L.P.")
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           WC of Canaan Venture, L.P.
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER
                              216,735  shares of Common Stock and warrants to purchase 1,124 shares of
                              Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  517,958  shares Common Stock and warrants to purchase 2,686 shares of Common
  OWNED BY                    Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON                     216,735  shares of Common Stock and warrants to purchase 1,124 shares of
    WITH                      Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              517,958  shares of Common Stock and warrants to purchase 2,686 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           734,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           6.9% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    14    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harry T. Rein
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A Preferred Stock reported in Rows 8 and 10 below) and WC of Canaan Venture Offshore and Canaan Venture L.P. (with respect to Common Stock and warrants to purchase Common Stock reported in Rows 8 and 10 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
  OWNED BY                    Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
    EACH                      3,810 shares of Common Stock (See Item 5)
  REPORTING        --------------------------------------------------------------------------------------------------------
   PERSON          9          SOLE DISPOSITIVE POWER
    WITH
                              0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
                              Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
                              3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,127 shares of Series A Preferred Stock convertible into 412,700 shares of Common Stock and
           734,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- --------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           10.3% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D



- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    15    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James J. Fitzpatrick
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A Preferred Stock reported in Rows 8 and 10 below), WC of Canaan Venture Offshore and Canaan Venture L.P. (with respect to Common Stock and warrants to purchase Common Stock reported in Rows 8 and 10 below) and PF (with respect to Common Stock reported in Rows 7 and 9 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              5,000 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
  OWNED BY                    Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
    EACH                      3,810 shares of Common Stock (See Item 5)
  REPORTING        --------------------------------------------------------------------------------------------------------
   PERSON          9          SOLE DISPOSITIVE POWER
    WITH
                              5,000 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
                              Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
                              3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,127 shares of Series A Preferred Stock convertible into 412,700 shares of Common Stock and
           739,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           10.4% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D



- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    16    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David C. Fries
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A Preferred Stock reported in Rows 8 and 10 below) and WC of Canaan Venture Offshore and Canaan Venture L.P. (with respect to Common Stock and warrants to purchase Common Stock reported in Rows 8 and 10 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
  OWNED BY                    Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
    EACH                      3,810 shares of Common Stock (See Item 5)
  REPORTING        --------------------------------------------------------------------------------------------------------
   PERSON          9          SOLE DISPOSITIVE POWER
    WITH
                              0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
                              Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
                              3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,127 shares of Series A Preferred Stock convertible into 412,700 shares of Common Stock and
           734,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           10.3% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    17    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stephen L. Green
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A  Preferred  Stock  reported  in Rows 8 and 10 below)  and PF (with  respect to Series A
           Preferred  Stock  reported in Rows 7 and 9 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER
                              40 shares of Series A Preferred Stock  convertible  into 4,000 shares of Common
                              Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127  shares of Series A Preferred  Stock  convertible  into 412,700 shares of
  OWNED BY                    Common Stock (See Item 5)
    EACH           --------------------------------------------------------------------------------------------------------
  REPORTING        9          SOLE DISPOSITIVE POWER
   PERSON                     40 shares of Series A Preferred Stock  convertible  into 4,000 shares of Common
    WITH                      Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127  shares of Series A Preferred  Stock  convertible  into 412,700 shares of
                              Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,167  shares of Series A Preferred  Stock  convertible  into 416,700 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]

- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           3.7% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    18    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gregory Kopchinsky
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A Preferred Stock reported in Rows 8 and 10 below) and WC of Canaan Venture Offshore and Canaan Venture L.P. (with respect to Common Stock and warrants to purchase Common Stock reported in Rows 8 and 10 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              0 shares (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
  OWNED BY                    Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
    EACH                      3,810 shares of Common Stock (See Item 5)
  REPORTING        --------------------------------------------------------------------------------------------------------
   PERSON          9          SOLE DISPOSITIVE POWER
    WITH
                              0 shares (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
                              Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
                              3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,127 shares of Series A Preferred Stock convertible into 412,700 shares of Common Stock and
           734,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           10.3% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D


- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    19    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert J. Migliorino
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A  Preferred  Stock  reported  in Rows 8 and 10 below),  WC of Canaan Venture Offshore and
           Canaan Venture L.P. (with respect to Common Stock and warrants to purchase Common Stock reported  in Rows 8 and 10 below)  and PF (with  respect  to Series A Preferred Stock reported in
           Rows 7 and 9 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER
                              50 shares of Series A Preferred Stock  convertible  into 5,000 shares of Common
                              Stock and 3,000 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
  OWNED BY                    Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
    EACH                      3,810 shares of Common Stock (See Item 5)
  REPORTING        --------------------------------------------------------------------------------------------------------
   PERSON          9          SOLE DISPOSITIVE POWER
    WITH                      50 shares of Series A Preferred Stock  convertible  into 5,000 shares of Common
                              Stock and 3,000 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
                              Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
                              3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,177 shares of Series A Preferred Stock convertible into 417,700 shares of Common Stock and
           737,693 shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           10.4% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    20    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Alan E. Salzman
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A  Preferred  Stock  reported  in Rows 8 and 10 below),  WC of Canaan Venture Offshore and
           Canaan Venture L.P. (with respect to Common Stock and warrants to purchase Common Stock reported in Rows 8 and 10 below) and PF (with respect to the Series A Preferred Stock and
           Common Stock reported in Rows 7 and 9 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Canadian Citizen
- ---------------------------------------------------------------------------------------------------------------------------
                   7          SOLE VOTING POWER
                              200 shares of Series A Preferred Stock convertible into 20,000 shares of Common
                              Stock, 28,058 shares of Common Stock issuable upon exercise of a stock option,
                              59,964 shares of Common Stock and 9,523 shares of Common Stock held in trust for the benefit of Mr. Salzman (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
  OWNED BY                    Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
    EACH                      3,810 shares of Common Stock (See Item 5)
  REPORTING        --------------------------------------------------------------------------------------------------------
   PERSON          9          SOLE DISPOSITIVE POWER
    WITH                      200 shares of Series A Preferred Stock convertible into 20,000 shares of Common
                              Stock, 28,058 shares of Common Stock issuable upon exercise of a stock option,
                              59,964 shares of Common Stock and 9,523 shares of Common Stock held in trust for the benefit of Mr. Salzman (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
                              Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
                              3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,327 shares of Series A Preferred Stock convertible into 432,700 shares of Common Stock and
           804,180 shares of Common Stock, 28,058 shares of Common Stock issuable upon exercise of a stock option and warrants to purchase 3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           11.3% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                     SCHEDULE 13D

- ----------------------------------------------------                          ------------------------------------------------
CUSIP NO.                              576844 10 4                              PAGE    21    OF   119   PAGES
          ----------------------------------------                                   --------    -------
- ----------------------------------------------------                          ------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Eric A. Young
- ---------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]
                                                                                                                     (b) [ ]

- ---------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           WC of Canaan Capital Offshore, Canaan Capital L.P. and Canaan S.B.I.C., L.P. (with respect to
           Series A Preferred Stock reported in Rows 8 and 10 below), WC of Canaan Venture Offshore and
           Canaan Venture L.P. (with respect to Common Stock and warrants reported in Rows 8 and 10 below) and PF (with respect to Common Stock reported in Rows 7 and 9 below)
- ---------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]


- ---------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
- ---------------------------------------------------------------------------------------------------------------------------

                   7          SOLE VOTING POWER

                              2,000 shares of Common Stock (See Item 5)
  NUMBER OF        --------------------------------------------------------------------------------------------------------
   SHARES          8          SHARED VOTING POWER
BENEFICIALLY                  4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
  OWNED BY                    Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
    EACH                      3,810 shares of Common Stock (See Item 5)
  REPORTING        --------------------------------------------------------------------------------------------------------
   PERSON          9          SOLE DISPOSITIVE POWER
    WITH
                              2,000 shares of Common Stock (See Item 5)
                   --------------------------------------------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER
                              4,127 shares of Series A Preferred Stock convertible into 412,700 shares of
                              Common  Stock and  734,693  shares of Common  Stock and  warrants  to purchase
                              3,810 shares of Common Stock (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,127 shares of Series A Preferred Stock convertible into 412,700 shares of Common Stock and
           736,693  shares of Common Stock and warrants to purchase 3,810 shares of Common Stock (See
           Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                        [ ]


- ---------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           10.3% (See Item 5)
- ---------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
- ---------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
                            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



ITEM 1.  SECURITY AND ISSUER.

         With respect to the Canaan Capital Funds and Canaan S.B.I.C. Funds (as defined below), this Statement on Schedule 13D (the "Statement") relates to the common stock, par value $0.01 per share (the "Common Stock"), of Matrix Pharmaceutical, Inc., a Delaware corporation (the "Issuer") issuable upon conversion of Series A Preferred Stock purchased by certain of the Reporting Persons on August 26, 1994. Such Series A Preferred Stock becomes convertible into Common Stock on February 22, 1995. With respect to the Canaan Venture Funds (as defined below), the Statement relates to the Common Stock of the Issuer and this Statement supersedes the Schedule 13G previously filed by such entities relating to such Common Stock. The principal executive offices of the Issuer are located at 1430 O'Brien Drive, Menlo Park, CA 94025.


ITEM 2.  IDENTITY AND BACKGROUND.

         (a) Pursuant to Rules 13d-1(f)(1) and (2) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Statement on Schedule 13D on behalf of Canaan Capital Partners, L.P., a Delaware limited partnership ("Canaan Capital Partners"), Canaan Capital Management Offshore, N.V., a Netherlands Antilles corporation ("Canaan Capital Offshore Management"), Canaan Capital Management Limited Partnership, a Delaware limited partnership ("Canaan Capital Management"), Canaan Capital Offshore
Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Capital Offshore"), Canaan Capital Limited Partnership, a Delaware limited partnership ("Canaan Capital L.P.") (collectively, the foregoing are referred to in Item 1 above as the "Canaan Capital Funds"), Canaan S.B.I.C. Partners, L.P., a Delaware limited partnership ("Canaan S.B.I.C. Partners"), Canaan S.B.I.C., L.P., a Delaware limited partnership ("Canaan S.B.I.C., L.P.") (collectively, the foregoing are referred to in Item 1 above as the "Canaan S.B.I.C. Funds"), Canaan Venture Partners, L.P., a Delaware Limited Partnership ("Canaan Venture Partners"), Canaan Management Offshore, N.V., a Netherlands Antilles corporation ("Canaan Offshore Management"), Canaan Management Limited Partnership, a Delaware Limited Partnership ("Canaan Management"), Canaan Venture Offshore Limited Partnership, C.V., a Netherlands Antilles Limited Partnership ("Canaan Venture Offshore"), Canaan Venture Limited Partnership, a Delaware Limited Partnership ("Canaan Venture, L.P.") (collectively, the foregoing are referred to in Item 1 above as the "Canaan Venture Funds"), Harry T. Rein, James J. Fitzpatrick, David C. Fries, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, Alan E. Salzman and Eric A. Young, each of whom is a general partner of Canaan Capital Funds, Canaan S.B.I.C. Funds and Canaan Venture Funds. The foregoing persons are sometimes hereinafter referred to collectively as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that such a "group" exists. The convertible Series A Preferred Stock has been purchased by Canaan Capital L.P., Canaan Capital Offshore and Canaan S.B.I.C., L.P.

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D




         CANAAN CAPITAL L.P.

         (b) - (c) Canaan Capital L.P.'s principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan Capital L.P.'s principal business is investment in the securities of emerging growth companies. The sole general partner of Canaan Capital L.P. is Canaan Capital Management, whose general partner is Canaan Capital Partners, whose general partners and respective business addresses and principal occupations are set forth below.

         CANAAN CAPITAL OFFSHORE

         (b) - (c) Canaan Capital Offshore's principal business address (which also serves as its principal office) is ABN Trust Company, Pietermaai 15, Curacao, Netherlands Antilles. Canaan Capital Offshore's principal business is investment in the securities of emerging growth companies. The sole general partner of Canaan Capital Offshore is Canaan Capital Management, whose general partner is Canaan Capital Partners, whose general partners and respective business addresses and principal occupations are set forth below.

         CANAAN CAPITAL MANAGEMENT

         (b) - (c) Canaan Capital Management's principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan Capital Management's principal business is to serve as the general partner of Canaan Capital L.P. and Canaan Capital Offshore. The sole general partner of Canaan Capital Management is Canaan Capital Partners, whose general partners and their respective business addresses and principal occupations are as set forth below.

         CANAAN CAPITAL OFFSHORE MANAGEMENT

         (b) - (c) Canaan Capital Offshore Management's principal business address (which also serves as its principal office) is ABN Trust Company,
Pietermaai 15, Curacao, Netherlands Antilles. Canaan Capital Offshore Management's principal business is to serve as the general partner of Canaan Capital Offshore. The sole general partner of Canaan Capital Offshore Management is Canaan Capital Partners, whose general partners and their respective business addresses and principal occupations are as set forth below.

         CANAAN CAPITAL PARTNERS

         (b) - (c) Canaan Capital Partners' principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan Capital Partners' principal business is to serve as the general partner of Canaan Capital Management. The general partners of Canaan Capital Partners and their respective business addresses and principal occupations are as follows:

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D


GENERAL PARTNER                     ADDRESS                      OCCUPATION
- ---------------                     -------                      ----------

Harry T. Rein                 105 Rowayton Avenue             General Partner of
                              Rowayton, CT  06853             Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

James J. Fitzpatrick          105 Rowayton Avenue             General Partner of
                              Rowayton, CT  06853             Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

David C. Fries                105 Rowayton Avenue             General Partner of
                              Rowayton, CT  06853             Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

Stephen L. Green              105 Rowayton Avenue             General Partner of
                              Rowayton, CT  06853             Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

Gregory Kopchinsky            105 Rowayton Avenue             General Partner of
                              Rowayton, CT  06853             Canaan Capital
                                                              Partners and other
                                                              venture capital
                                                              partnerships

Robert J. Migliorino          105 Rowayton Avenue             General Partner of
                              Rowayton, CT  06853             Canaan Capital and
                                                              Partners and other
                                                              venture capital
                                                              partnerships

Alan E. Salzman               2884 Sand Hill Road             General Partner of
                              Suite 115                       Canaan Capital
                              Menlo Park, CA  94025           Partners and other
                                                              venture capital
                                                              partnerships

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D


GENERAL PARTNER                     ADDRESS                       OCCUPATION
- ---------------                     -------                       -----------

Eric A. Young                 2884 Sand Hill Road             General Partner of
                              Suite 115                       Canaan Capital
                              Menlo Park, CA  94025           Partners and other
                                                              venture capital
                                                              partnerships

         CANAAN S.B.I.C. L.P.

         (b) - (c) Canaan S.B.I.C. L.P.'s principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan S.B.I.C. L.P.'s principal business is investment in the securities of emerging growth companies [classified as small businesses by the United States Small Business Administration]. The sole general partner of Canaan S.B.I.C. L.P. is Canaan S.B.I.C. Partners, whose general partners and their respective business addresses and principal occupations are as set forth above for Canaan Capital Partners.

         CANAAN S.B.I.C. PARTNERS

         (b) - (c) Canaan S.B.I.C. Partners' principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan S.B.I.C. Partners' principal business is to serve as the general partner of Canaan S.B.I.C. L.P. [classified as small businesses by the United States Small Business Administration]. The general partners of Canaan S.B.I.C. Partners are the same as set forth above for Canaan Capital Partners.

         CANAAN VENTURE L.P.

         (b) - (c) Canaan Venture L.P.'s principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan Venture L.P.'s principal business is investment in the securities of emerging growth companies. The sole general partner of Canaan Venture L.P. is Canaan Management, whose general partner is Canaan Venture Partners, whose general partners and their respective business addresses and principal occupations are as set forth above for Canaan Capital Partners.

         CANAAN VENTURE OFFSHORE

         (b) - (c) Canaan Venture Offshore's principal business address (which also serves as its principal office) is ABN Trust Company, Pietermaai 15, Curacao, Netherlands Antilles. Canaan Venture Offshore's principal business is investment in the securities of emerging growth companies. The sole general partner of Canaan Venture Offshore is Canaan Offshore Management, whose general partner is Canaan Venture

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D



Partners, whose general partners and their respective business addresses and principal occupations are as set forth above for Canaan Capital Partners.

         CANAAN MANAGEMENT

         (b) - (c) Canaan Management's principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan Management's principal business is to serve as the sole general partner of Canaan Venture L.P. and one of the two general partners of Canaan Venture Offshore. The general partner of Canaan Venture Management is Canaan Venture Partners, whose general partners and their respective business addresses and principal occupations are as set forth above for Canaan Capital Partners.

         CANAAN OFFSHORE MANAGEMENT

         (b) - (c) Canaan Offshore Management's principal business address (which also serves as its principal office) is ABN Trust Company, Pietermaai 15, Curacao, Netherlands Antilles. Canaan Offshore Management's principal business is to serve as the general partner of Canaan Venture Offshore. The sole general partner of Canaan Offshore Management is Canaan Venture Partners, whose general partners and their respective business addresses and principal occupations are as set forth above for Canaan Capital Partners.

         CANAAN VENTURE PARTNERS

         (b) - (c) Canaan Venture Partners' principal business address (which also serves as its principal office) is 105 Rowayton Avenue, Rowayton, Connecticut 06853. Canaan Venture Partners' principal business is to serve as the general partner of Canaan Management. The general partners of Canaan Venture Partners are the same as set forth above for Canaan Capital Partners.

         (d) During the past five years, none of the entities or persons identified in this Item 2 has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) During the past five years, none of the entities or persons identified in this Item 2 was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activity subject to federal or state securities laws or finding any violation with respect to such laws.

         (f) All of the persons identified in this Item 2 are citizens of the United States of America except for Alan E. Salzman who is a citizen of Canada.

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D



ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The consideration used in making the purchase of the convertible Series A Preferred Stock was obtained through the working capital of Canaan Capital L.P., Canaan Capital Offshore and Canaan S.B.I.C., L.P. The amount of funds was $129,600, $1,084,500 and $2,500,200, respectively.


ITEM 4.  PURPOSE OF TRANSACTION.

         Canaan Capital L.P., Canaan Capital Offshore and Canaan S.B.I.C., L.P. purchased the convertible Series A Preferred Stock of the Issuer for investment purposes. Such purchases were not made for the purpose of acquiring control of the Issuer. Canaan Capital Partners and Canaan S.B.I.C. Partners may, in the ordinary course of their role as general partners of Canaan Capital L.P., Canaan Capital Offshore and Canaan S.B.I.C., L.P., from time to time, direct Canaan Capital L.P., Canaan Capital Offshore or Canaan S.B.I.C., L.P., or all, to purchase additional Common Stock or sell all or a portion of the Common Stock now held. Pursuant to that certain Investment Agreement, dated August 26, 1994, by and between Issuer, Canaan Capital L.P., Canaan Capital Offshore and Canaan S.B.I.C., L.P. and certain other investors (the "Investment Agreement"), Canaan Capital L.P., Canaan Capital Offshore and Canaan S.B.I.C., L.P. were granted S-3 registration rights with respect to the resale of the Common Stock issuable upon conversion of the Series A Preferred Stock.

         The foregoing summary of the Investment Agreement is qualified in its entirety by reference to the copy of the Investment Agreement attached hereto as
Exhibit 1.

         The Issuer filed a Certificate of Designation of Preferences of Preferred Shares (the "Certificate") with the Delaware Secretary of State on August 25, 1994, which Certificate sets forth the exact rights, preferences and privileges of the Series A Preferred Stock and is attached hereto as Exhibit 2. While each share of Series A Preferred Stock will become convertible into 100 shares of Common Stock on February 22, 1995 (based upon a conversion price of $9.00 per share), the investors have a one-time option, beginning March 1995, and ending, but including, March 1996, to reset the conversion price of such Preferred Stock to equal the average closing price of Issuer's Common Stock in the event such average closing price falls below $9.00 per share. Notwithstanding the foregoing, the Certificate provides that the maximum number of shares each share of Series A Preferred Stock could ultimately be convertible into is 160 shares (based on a conversion price of $5.61 per share). The
Certificate also provides that the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class, shall be entitled to designate one member of the Issuer's Board of Directors at each annual election of directors. The Issuer has appointed a representative of the Investors to the Issuer's Board of Directors.

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D



         The foregoing summary of the Certificate is qualified in its entirety by reference to the copy of the Certificate attached hereto as Exhibit 2.

         Except as described in this Item 4, neither Canaan Capital L.P., Canaan Capital Offshore, Canaan S.B.I.C., L.P. and Canaan Capital and Canaan S.B.I.C. Partners, nor, to their best knowledge, any of the persons named in Item 2 of this Statement, has formulated any plans or proposals that relate to or would result in any of the actions or events enumerated in clauses (a) through (j) of
Item 4 of Schedule 13D.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         I.     CANAAN CAPITAL PARTNERS

         (a)    Amount Beneficially owned: 134,900
                Percent of Class: 1.2%(1)

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 134,900*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power to  dispose  or to  direct  the  disposition:
                    134,900*

                * As the general partner of Canaan Capital Management, which is the general partner of Canaan Capital L.P. and Canaan Capital Offshore, Canaan Capital Partners may be deemed to have shared voting and disposition power of the 14,400 and 120,500 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital L.P. and Canaan Capital Offshore.

         (c) To the best knowledge of Canaan Capital, none of the entities or persons listed in Item 2 above has effected any transactions in the Common Stock other than as described herein during the 60 days prior to December 24, 1994.

         (d) Canaan Capital Partners is the sole general partner of Canaan Capital Offshore Management, Canaan Capital Management, Canaan Capital L.P. and Canaan Capital Offshore; Canaan Capital's general partners are Harry T. Rein, James J. Fitzpatrick, David
                C. Fries, Stephen L.

- --------
1 Based on 10,729,929 shares of Common Stock outstanding as of September 30, 1994, according to information provided by the Issuer in its Quarterly Report on Form 10-Q.

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



                Green, Gregory Kopchinsky, Robert J. Migliorino, Alan E. Salzman and Eric A. Young and therefore have the power to direct the affairs of Canaan Capital Partners, Canaan Capital Management and thus Canaan Capital L.P. and Canaan Capital Offshore, including the decisions respecting the disposition of the proceeds from the sale of the Common Stock. Under certain circumstances set forth in the limited partnership agreements of Canaan Capital L.P., Canaan Capital Offshore, Canaan Capital Management and Canaan Capital Partners, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of Common Stock owned by each such entity.

         (e)    Not applicable.


         II.    CANAAN CAPITAL OFFSHORE MANAGEMENT

         (a)   Amount Beneficially owned: 120,500
               Percent of Class: 1.1%

         (b)   Number of shares as to which such person has:

                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 120,500*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared    power   to    dispose    or   to   direct   the
                    disposition:120,500*

                * As the general partner of Canaan Capital Offshore, Canaan Capital Offshore Management may be deemed to have shared voting and disposition power of the 120,500 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore.


         III.   CANAAN CAPITAL MANAGEMENT

         (a)   Amount Beneficially owned: 134,900
               Percent of Class: 1.2%

         (b)   Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 134,900*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared    power   to    dispose    or   to   direct   the
                    disposition:134,900*

                * As the general partner of Canaan Capital L.P. and Canaan Capital Offshore, Canaan Capital Management may be deemed to have shared voting and disposition power of the 14,400 and

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



                    120,500 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital L.P. and Canaan Capital Offshore.

         (c)    See Item 5.I.(c) above.

         (d)    See Item 5.I.(d) above.

         (e)    Not applicable.


         IV.    CANAAN CAPITAL OFFSHORE

         (a)    Amount Beneficially owned: 134,900
                Percent of Class: 1.2%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 120,500
                (2) Shared power to vote or to direct vote: 14,400*
                (3) Sole power to dispose or to direct the disposition: 120,500
                (4) Shared  power to  dispose  or to  direct  the  disposition:
                    14,400*

                * As the general partners of Canaan Capital Offshore, Canaan Capital Management and Canaan Capital Partners may be deemed to share voting and disposition power over the 120,500 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore.

         (c)    See Item 5.I.(c) above.

         (d)    See Item 5.I.(d) above.

         (e)    Not applicable.


         V.     CANAAN CAPITAL L.P.

         (a)    Amount Beneficially owned: 134,900
                Percent of Class: 1.2%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 14,400
                (2) Shared power to vote or to direct vote: 120,500*
                (3) Sole power to dispose or to direct the disposition: 14,400
                (4) Shared  power to  dispose  or to  direct  the  disposition:
                    120,500*

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D



                * As the general partners of Canaan Capital L.P., Canaan Capital Management and Canaan Capital Partners may be deemed to share voting and disposition power over the 14,400 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital L.P.

         (c)    See Item 5.I.(c) above.

         (d)    See Item 5.I.(d) above.

         (e)    Not applicable.


         VI.    CANAAN S.B.I.C. PARTNERS

         (a)    Amount Beneficially owned: 277,800
                Percent of Class: 2.5%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 277,800*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    277,800*

                * As the sole general partner of Canaan S.B.I.C., L.P., Canaan S.B.I.C. Partners may be deemed to share voting and disposition power over the 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan S.B.I.C., L.P.

         (c) To the best knowledge of Canaan S.B.I.C. Partners, none of the entities or persons listed in Item 2 above has effected any transactions in the Common Stock other than as described herein during the 60 days prior to December 24, 1994.

         (d) Canaan S.B.I.C. Partners is the sole general partner of Canaan S.B.I.C., L.P. Canaan S.B.I.C. Partner's general partners are Harry T. Rein, James J. Fitzpatrick, David C. Fries, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, Alan E. Salzman and Eric A. Young and therefore have the power to direct the affairs of Canaan S.B.I.C. Partners and thus Canaan S.B.I.C., L.P., including the decisions respecting the disposition of the proceeds from the sale of the Common Stock. Under certain circumstances set forth in the limited partnership agreements of Canaan S.B.I.C., L.P. and Canaan S.B.I.C. Partners, the general and limited partners of such entities may have

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D



                the right to receive dividends from, or the proceeds from the sale of Common Stock owned by each such entity.

         (e)    Not applicable.


         VII.   CANAAN S.B.I.C. L.P.

         (a)    Amount Beneficially owned: 277,800
                Percent of Class: 2.5%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 277,800
                (2) Shared power to vote or to direct vote: -0-*
                (3) Sole power to dispose or to direct the disposition: 277,800
                (4) Shared power to dispose or to direct the disposition: -0-*

                * As the sole general partner of Canaan S.B.I.C., L.P., Canaan S.B.I.C. Partners may be deemed to share voting and disposition power over the 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan S.B.I.C., L.P.

         (c)    See Item 5.VI.(c) above.

         (d)    See Item 5.VI.(d) above.

         (e)    Not applicable.


         VIII.  CANAAN VENTURE PARTNERS

         (a)    Amount Beneficially owned: 738,503
                Percent of Class: 6.9%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 738,503*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    738,503*

                * As the general partner of Canaan Venture Management, which is the general partner of Canaan Venture L.P. and Canaan Venture Offshore, Canaan Venture Partners may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



                    warrants to purchase  1,124  shares of Common  Stock held by
                    Canaan   Venture   Offshore   and  Canaan   Venture,   L.P.,
                    respectively.

         (c) To the best knowledge of Canaan Venture Partners, none of the entities or persons listed in Item 2 above has effected any transactions in the Common Stock other than as described herein during the 60 days prior to December 24, 1994.

         (d) Canaan Venture Partners is the sole general partner of Canaan Offshore Management, Canaan Venture Management, Canaan Venture L.P. and Canaan Venture Offshore; Canaan Venture Partners' general partners are Harry T. Rein, James J. Fitzpatrick, David
                C. Fries, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, Alan E. Salzman and Eric A. Young and therefore have the power to direct the affairs of Canaan Venture Partners, Canaan Offshore Management, Canaan Venture Management and thus Canaan Venture L.P. and Canaan Venture Offshore, including the decisions respecting the disposition of the proceeds from the sale of the Common Stock. Under certain circumstances set forth in the limited partnership agreements of Canaan Venture L.P., Canaan Venture Offshore, Canaan Offshore Management, Canaan Venture Management and Canaan Venture Partners, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of Common Stock owned by each such entity.

         (e)    Not applicable.


         IX.    CANAAN OFFSHORE MANAGEMENT

         (a)    Amount Beneficially owned: 520,644
                Percent of Class: 4.9%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 520,644*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    520,644*

                * As the general partner of Canaan Venture, L.P. and Canaan Venture Offshore, Canaan Offshore Management may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



                    held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.VII.(c) above.

         (d)    See Item 5.VII.(d) above.

         (e)    Not applicable.


         X.     CANAAN MANAGEMENT

         (a)    Amount Beneficially owned: 738,503
                Percent of Class: 6.9%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 738,503*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    738,503*

                * As the general partner of Canaan Venture, L.P. and Canaan Venture Offshore, Canaan Management may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.VII.(c) above.

         (d)    See Item 5.VII.(d) above.

         (e)    Not applicable.


         XI.    CANAAN VENTURE OFFSHORE

         (a)    Amount Beneficially owned: 738,503
                Percent of Class: 6.9%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 520,644
                (2) Shared power to vote or to direct vote: 217,859*
                (3) Sole power to dispose or to direct the disposition: 520,644
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    217,859*

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D




                * As the general partners of Canaan Venture Offshore, Canaan Management, Canaan Offshore Management and Canaan Venture Partners may be deemed to share voting and disposition power over the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock held by Canaan Venture Offshore.

         (c)    See Item 5.VII.(c) above.

         (d)    See Item 5.VII.(d) above.

         (e)    Not applicable.


         XII.   CANAAN VENTURE L.P.

         (a)    Amount Beneficially owned: 738,503
                Percent of Class: 6.9%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 217,859
                (2) Shared power to vote or to direct vote: 520,644*
                (3) Sole power to dispose or to direct the disposition: 217,859
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    520,644*

                * As the general partner of Canaan Venture L.P., Canaan Management and Canaan Venture Partners may be deemed to share voting and disposition power over the 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture L.P.

         (c)    See Item 5.VII.(c) above.

         (d)    See Item 5.VII.(d) above.

         (e)    Not applicable.


         XIII.  Harry T. Rein

         (a)    Amount Beneficially owned: 1,151,203*
                Percent of Class: 10.3%

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D


         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 1,151,203*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    1,151,203*

                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Mr. Rein may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively. Furthermore, as a general partner of Canaan Venture Partners, the sole general partner of Canaan Venture Management and Canaan Offshore Management, the sole general partner of Canaan Venture Offshore and Canaan Venture, Mr. Rein may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and 5.VIII.(d) above.

         (e)    Not applicable.


         XIV.   James J. Fitzpatrick

         (a)    Amount Beneficially owned: 1,156,203
                Percent of Class: 10.4%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 5,000
                (2) Shared power to vote or to direct vote: 1,151,203*
                (3) Sole power to dispose or to direct the disposition: 5,000
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    1,151,203*

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D



                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Mr. Fitzpatrick may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively. Furthermore, as a general partner of Canaan Venture
                    Partners, the sole general partner of Canaan Venture Management and Canaan Offshore Management, the sole general partner of Canaan Venture Offshore and Canaan Venture, Mr. Fitzpatrick may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and 5.VIII.(d) above.

         (e)    Not applicable.


         XV.    David C. Fries

         (a)    Amount Beneficially owned: 1,151,203
                Percent of Class: 10.3%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 1,151,203*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    1,151,203*

                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Dr. Fries may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of Common

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



                    Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively. Furthermore, as a general partner of Canaan Venture Partners, the sole general partner of Canaan Venture Management and Canaan Offshore Management, the sole general partner of Canaan Venture Offshore and Canaan Venture, Dr. Fries may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and Item 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and Item 5.VIII.(d) above.

         (e)    Not applicable.


         XVI.   Stephen L. Green

         (a)    Amount Beneficially owned: 416,700
                Percent of Class: 3.7%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 4,000
                (2) Shared power to vote or to direct vote: 412,700*
                (3) Sole power to dispose or to direct the disposition: 4,000
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    412,700*

                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Mr. Green may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and Item 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and Item 5.VIII.(d) above.

CUSIP NO.:  576844 10 4                                             SCHEDULE 13D




         (e)    Not applicable.


         XVII.  Gregory Kopchinsky

         (a)    Amount Beneficially owned: 1,151,203
                Percent of Class: 10.3%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: -0-
                (2) Shared power to vote or to direct vote: 1,151,203*
                (3) Sole power to dispose or to direct the disposition: -0-
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    1,151,203*

                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Mr. Kopchinsky may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively. Furthermore, as a general partner of Canaan Venture
                    Partners, the sole general partner of Canaan Venture Management and Canaan Offshore Management, the sole general partner of Canaan Venture Offshore and Canaan Venture, Mr. Kopchinsky may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and Item 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and Item 5.VIII.(d) above.

         (e)    Not applicable.


         XVIII. Robert J. Migliorino

         (a)    Amount Beneficially owned: 1,159,203
                Percent of Class: 10.4%

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 8,000
                (2) Shared power to vote or to direct vote: 1,151,203*
                (3) Sole power to dispose or to direct the disposition: 8,000
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    1,151,203*

                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Mr. Migliorino may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively. Furthermore, as a general partner of Canaan Venture
                    Partners, the sole general partner of Canaan Venture Management and Canaan Offshore Management, the sole general partner of Canaan Venture Offshore and Canaan Venture, Mr. Migliorino may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and Item 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and Item 5.VIII.(d) above.

         (e)    Not applicable.


         XIX.   Alan E. Salzman

         (a)    Amount Beneficially owned: 1,268,748
                Percent of Class: 11.3%

         (b)    Number of shares as to which such person has:
                (1) Sole power to vote or to direct vote: 117,545
                (2) Shared power to vote or to direct vote: 1,151,203*
                (3) Sole power to dispose or to direct the disposition: 117,545
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    1,151,203*

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Mr. Salzman may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively. Furthermore, as a general partner of Canaan Venture
                    Partners, the sole general partner of Canaan Venture Management and Canaan Offshore Management, the sole general partner of Canaan Venture Offshore and Canaan Venture, Mr. Salzman may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and Item 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and Item 5.VIII.(d) above.

         (e)    Not applicable.


         XX.    Eric A. Young

         (a)    Amount Beneficially owned: 1,153,203
                Percent of Class: 10.3%

         (b)    Number of shares as to which such person has:

                (1) Sole power to vote or to direct vote: 2,000
                (2) Shared power to vote or to direct vote: 1,151,203*
                (3) Sole power to dispose or to direct the disposition: 2,000
                (4) Shared  power  to  dispose  or to  direct  the  disposition:
                    1,151,203*

                * As a general partner of Canaan Capital Partners, the sole general partner of Canaan Capital Management, the sole general partner of Canaan Capital Offshore and Canaan Capital, L.P. and as general partner of Canaan S.B.I.C. Partners, the sole general partner of Canaan S.B.I.C., L.P., Mr. Young may be deemed to have shared voting and disposition power of the 120,500, 14,400 and 277,800 shares of

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



                    Common Stock issuable upon conversion of the Series A Preferred Stock held by Canaan Capital Offshore, Canaan Capital, L.P. and Canaan S.B.I.C., L.P., respectively. Furthermore, as a general partner of Canaan Venture
                    Partners, the sole general partner of Canaan Venture Management and Canaan Offshore Management, the sole general partner of Canaan Venture Offshore and Canaan Venture, Mr. Young may be deemed to have shared voting and disposition power of the 517,958 shares of Common Stock and warrants to purchase 2,686 shares of Common Stock and 216,735 shares of Common Stock and warrants to purchase 1,124 shares of Common Stock held by Canaan Venture Offshore and Canaan Venture L.P., respectively.

         (c)    See Item 5.I.(c), Item 5.VI.(c) and Item 5.VIII.(c) above.

         (d)    See Item 5.I.(d), Item 5.VI.(d) and Item 5.VIII.(d) above.

         (e)    Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The Reporting Persons have been granted certain rights to register under the Securities Act of 1933, as amended (the "1933 Act") the shares of Common Stock reported hereon pursuant to an Amended and Restated Registration Rights Agreement, dated August 26, 1994 between the Issuer, the Reporting Persons, and certain other Investors (the "Investors") (the "Registration Rights Agreement").

         The Registration Rights Agreement gives the Investors, including the Reporting Persons, the right to require one time that the Issuer register under the 1933 Act shares of Common Stock held by the Investors, including the Reporting Persons. Upon the request of the Investors, including the Reporting Persons, the Issuer shall effect a registration under the 1933 Act on Form S-3 to be filed with the Securities and Exchange Commission covering the maximum number of shares of Common Stock issuable on the conversion of the Series A Preferred Stock, and shall use its best efforts to cause such Registration Statement to become effective within 60 days (but no earlier than 180 days following August 26, 1994. The Issuer will keep such Registration Statement in effect until the earlier of (a) the third anniversary of the closing of the offering, (b) such date as all of the shares have been resold, or (c) such time as all of the shares held by the Investors, including the Reporting Persons, can be sold within a given 3-month period without compliance with the registration requirement of the 1933 Act pursuant to Rule 144.

CUSIP NO.:  576844 10 4                                            SCHEDULE 13D



         The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the copy of the Registration Rights Agreement attached hereto as Exhibit 3.

         Except as set forth herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) (i) among the Reporting Persons and, to the best of their knowledge, any other persons named in Item 2 above and (ii) between the Reporting Persons or, to the best of their knowledge, any of the other persons named in Item 2 above with respect to the Common Stock of the Issuer.


ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

         The following documents are filed as exhibits:

         1. Investment Agreement, dated August 26, 1994, between Issuer and Reporting Persons.

         2. Certificate of Designation of Preferences of Preferred Shares, filed August 25, 1994.

         3. Registration Rights Agreement, dated August 26, 1994, by and between Issuer and Reporting Persons.

         4.   Agreement of Joint Filing.

         5.   Power-of-Attorney.

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  December __, 1994      CANAAN VENTURE LIMITED PARTNERSHIP

                               By: Canaan Management Limited Partnership, Its General Partner

                               By:    Canaan Venture Partners L.P.,
                                      Its General Partner


                               By:
                                      ----------------------------------------
                                      Guy M. Russo
                                      Attorney-in-Fact

                               CANAAN VENTURE OFFSHORE LIMITED
                               PARTNERSHIP, C.V.

                               By: Canaan Management Limited Partnership, Its General Partner

                               By:    Canaan Venture Partners L.P.,
                                      Its General Partner


                               By:
                                      ----------------------------------------
                                      Guy M. Russo
                                      Attorney-in-Fact


                               CANAAN MANAGEMENT LIMITED
                               PARTNERSHIP

                               By:    Canaan Venture Partners L.P.,
                                      Its General Partner


                               By:
                                      ----------------------------------------
                                      Guy M. Russo
                                      Attorney-in-Fact

                        CANAAN OFFSHORE MANAGEMENT, N.V.


                        By:
                              President


                        CANAAN VENTURE PARTNERS L.P.


                        By:
                              ------------------------------------------
                              Attorney-in-Fact


                        CANAAN CAPITAL LIMITED PARTNERSHIP

                        By:   Canaan Capital Management Limited
                              Partnership, General Partner

                        By:   Canaan Capital Partners L.P., General Partner


                        By:
                              ------------------------------------------
                              Guy M. Russo
                              Attorney-in-Fact


                        CANAAN CAPITAL OFFSHORE LIMITED
                        PARTNERSHIP C.V.

                        By:   Canaan Capital Management Limited
                              Partnership, General Partner

                        By:   Canaan Capital Partners L.P., General Partner


                        By:
                              ------------------------------------------
                              Guy M. Russo
                              Attorney-in-Fact

                       CANAAN CAPITAL MANAGEMENT LIMITED
                       PARTNERSHIP

                       By:   Canaan Capital Partners L.P., General Partner


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact


                       CANAAN CAPITAL PARTNERS L.P.


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact


                       CANAAN S.B.I.C., L.P.

                       By:   Canaan S.B.I.C. Partners, L.P., General Partner


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact


                       CANAAN S.B.I.C. PARTNERS, L.P.


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact

                         HARRY T. REIN
                         JAMES J. FITZPATRICK
                         DAVID C. FRIES
                         STEPHEN L. GREEN
                         GREGORY KOPCHINSKY
                         ROBERT J. MIGLIORINO
                         ALAN E. SALZMAN
                         ERIC A. YOUNG


                         By:
                               ------------------------------------------
                               Guy M. Russo
                               Attorney-in-Fact

                                  EXHIBIT INDEX


                                                                            PAGE
                                                                            ----

1.       Investment Agreement, dated August 26, 1994, by and between
         Issuer and Reporting Persons.                                       49

2.       Certificate of Designation of Preferences of Preferred Shares,
         filed August 25, 1994.                                              72

3.       Registration Rights Agreement, dated August 26, 1994, by and
         between Issuer and Reporting Persons.                               80

4.       Agreement of Joint Filing.                                         103

5.       Power-of-Attorney.                                                 107

                                    EXHIBIT 2


                           Agreement of Joint Filing



                  The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to Common Stock of Matrix Pharmaceutical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13D.

                  This Agreement and the filing of the Schedule 13D shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13d of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

Date:  December __, 1994    CANAAN VENTURE LIMITED PARTNERSHIP

                            By:   Canaan Management Limited Partnership,
                                  Its General Partner

                            By:   Canaan Venture Partners L.P.,
                                  Its General Partner


                            By:
                                  ------------------------------------------
                                  Guy M. Russo
                                  Attorney-in-Fact

                            CANAAN VENTURE OFFSHORE LIMITED
                            PARTNERSHIP, C.V.

                            By:   Canaan Management Limited Partnership,
                                  Its General Partner

                            By:   Canaan Venture Partners L.P.,
                                  Its General Partner


                            By:
                                  ------------------------------------------
                                  Guy M. Russo
                                  Attorney-in-Fact

                         CANAAN MANAGEMENT LIMITED
                         PARTNERSHIP

                         By:   Canaan Venture Partners L.P.,
                               Its General Partner


                         By:
                               ------------------------------------------
                               Guy M. Russo
                               Attorney-in-Fact


                         CANAAN OFFSHORE MANAGEMENT, N.V.


                         By:
                               ------------------------------------------
                               President


                         CANAAN VENTURE PARTNERS L.P.


                         By:
                               ------------------------------------------
                               Attorney-in-Fact


                         CANAAN CAPITAL LIMITED PARTNERSHIP

                         By:   Canaan Capital Management Limited
                               Partnership, General Partner

                         By:   Canaan Capital Partners L.P., General Partner


                         By:
                               ------------------------------------------
                               Guy M. Russo
                               Attorney-in-Fact

                       CANAAN CAPITAL OFFSHORE LIMITED
                       PARTNERSHIP C.V.

                       By:   Canaan Capital Management Limited
                             Partnership, General Partner

                       By:   Canaan Capital Partners L.P., General Partner


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact


                       CANAAN CAPITAL MANAGEMENT LIMITED
                       PARTNERSHIP

                       By:   Canaan Capital Partners L.P., General Partner


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact


                       CANAAN CAPITAL PARTNERS L.P.


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact


                       CANAAN S.B.I.C., L.P.

                       By:   Canaan S.B.I.C. Partners, L.P., General Partner


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact

                       CANAAN S.B.I.C. PARTNERS, L.P.


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact


                       HARRY T. REIN
                       JAMES J. FITZPATRICK
                       DAVID C. FRIES
                       STEPHEN L. GREEN
                       GREGORY KOPCHINSKY
                       ROBERT J. MIGLIORINO
                       ALAN E. SALZMAN
                       ERIC A. YOUNG


                       By:
                             ------------------------------------------
                             Guy M. Russo
                             Attorney-in-Fact